Exhibit 10.29
Director Compensation

RESOLUTION OF THE
BOARD OF DIRECTORS OF
PACIFIC GAS AND ELECTRIC COMPANY

February 20, 2008

WHEREAS, the Board of Directors has previously approved a compensation program for the non-employee directors of this company; and

WHEREAS, the Board of Directors desires to clarify and restate the application of the compensation program for non-employee directors, in order to conform it to the program for non-employee directors of PG&E Corporation;

NOW, THEREFORE, BE IT RESOLVED that, effective as of January 1, 2007, directors who are not employees of this company or PG&E Corporation (“non-employee directors”) shall be paid a retainer of $12,500 per calendar quarter which shall be in addition to any fees paid for attendance at Board and Board committee meetings; provided, however, that a non-employee director shall not be paid a retainer by this company for any calendar quarter during which such director also serves as a director or advisory director of PG&E Corporation; and

BE IT FURTHER RESOLVED that, effective as of January 1, 2007, the non-employee director who serves as lead director shall be paid an additional retainer of $12,500 per calendar quarter; provided, however, that a non-employee director who serves as lead director shall not be paid an additional retainer by this company for any calendar quarter during which such director also serves as lead director of the PG&E Corporation Board of Directors; and

BE IT FURTHER RESOLVED that, effective as of January 1, 2007, the non-employee director who is duly appointed to chair the Audit Committee of this Board shall be paid an additional retainer of $12,500 per calendar quarter, and the non-employee directors who are duly appointed to chair the other permanent committees of this Board shall be paid an additional retainer of $1,875 per calendar quarter; provided, however, that (1) a non-employee director duly appointed to chair a permanent committee of this Board shall not be paid an additional retainer by this company for any calendar quarter during which such director also serves as chair of the corresponding committee of the PG&E Corporation Board of Directors, and (2) a non-employee director duly appointed to chair a permanent committee of this Board shall not be paid an additional retainer for any calendar quarter during which such director also serves as lead director; and

BE IT FURTHER RESOLVED that, effective as of January 1, 2007, non-employee directors attending any meeting of the Board not held concurrently or sequentially with a meeting of the Board of Directors of PG&E Corporation, or any meeting of a Board committee not held concurrently or sequentially with a meeting of the corresponding committee of the PG&E Corporation Board, shall be paid a fee of $1,750 for each such meeting attended; provided, however, that non-employee directors attending any meeting of the Audit Committee of this Board which is not held concurrently or sequentially with a meeting of the Audit Committee of the PG&E Corporation Board, shall be paid a fee of $2,750 for each such meeting attended; and

BE IT FURTHER RESOLVED that any non-employee director may participate in a Directors’ Voluntary Stock Purchase Program by instructing the Corporate Secretary to withhold an amount equal to but not less than 20 percent of his or her meeting fees and/or quarterly retainers for the purpose of acquiring shares of PG&E Corporation common stock on behalf of said director, provided that once a non-employee director has so instructed the Corporate Secretary, said director may not modify or discontinue such instruction for at least 12 calendar months; and

BE IT FURTHER RESOLVED that members of this Board shall be reimbursed for reasonable expenses incurred in attending Board or committee meetings; and

BE IT FURTHER RESOLVED that, effective as of January 1, 2008, the resolution on this subject adopted by the Board of Directors on December 20, 2006 is hereby superseded.